Exhibit 10.44

Retention Agreement

This Retention Agreement (the “Agreement”), is dated as of December 16, 2005, by and among The Town Bank (“TBW”), a New Jersey banking corporation the principal business address of which is 520 South Avenue, Westfield, NJ 07090; Community Partners Bancorp (“CPB”), a New Jersey business corporation in formation, the principal address of which is c/o Two River Community Bank, 1250 Highway 35 South, Middletown, NJ 07748; and Nicholas A. Frungillo, Jr. (“Mr. Frungillo”), an individual whose address is 1571 Rising Way, Mountainside, NJ07092.

Recitals

WHEREAS, Mr. Frungillo has served as a Director, and as Executive Vice President and Chief Financial Officer, of TBW for many years; and

WHEREAS, TBW has agreed to become a wholly owned subsidiary of CPB (with the transaction as the immediate result of which TBW actually becomes a wholly owned subsidiary of CPB being defined for all purposes of this Agreement as the “Combining Transaction”); and

WHEREAS, Mr. Frungillo has, during his tenure as a Director, and officer and an employee of TBW, developed unique knowledge and expertise which is valuable to TBW, which knowledge and expertise will inure to the direct benefit of CPB; and

WHEREAS, TBW and Mr. Frungillo are parties to a Severance Agreement, as amended through March 31, 2006 (the “Severance Agreement”), dated December 4, 2002; and

WHEREAS, TBW and CPB wish to encourage Mr. Frungillo to remain as an officer and employee of TBW through a date (with such date being referred to in this Agreement as the “Release Date”) which is not later than June 30, 2006.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this agreement, the sufficiency of which as consideration are hereby acknowledged, TBW, CPB and Mr. Frungillo agree as follows:

1. Continuation of Employment; Resignation as Director. Mr. Frungillo shall continue to serve as Executive Vice President and Chief Financial Officer of TBW through the Release Date as determined under Paragraph 2 of this Agreement and shall, in that capacity, consult with the directors, officers and employees of TBW and CPB on, and undertake and complete those tasks that are assigned to him by the executive management of TBW and CPB with respect to, those matters, business opportunities and operational responsibilities pertaining to TBW which are within his responsibility as Executive Vice President and Chief Financial Officer of TBW, or are referred to him by the executive management of TBW or CPB. In particular, Mr. Frungillo shall actively cooperate with the executive management of TBW and CPB in providing that information and completing those tasks which will allow TBW to become, and function as, a wholly owned subsidiary of CPB in the most effective and efficient manner possible. Mr. Frungillo agrees to provide the services to TBW which are contemplated by this Agreement with diligence, and in a manner which is entirely consistent with all current or future TBW or CPB policies, including those which pertain to personal conduct and business practices. Mr. Frungillo acknowledges that his employment by TBW remains on an “at will” basis at all times.

Mr. Frungillo shall resign as a Director of TBW on, and as of, the date of the Combining Transaction.

2. Release Date; Payment of Compensation Through April 30, 2006. The Release Date shall be that date which is determined by the mutual decision of TBW and CPB, but shall not be later than June 30, 2006. If TBW and CPB decide to accelerate the Release Date to a date which is prior to June 30, 2006, (i) TBW shall notify Mr. Frungillo of the actual Release Date, as so determined, not less than ten (10) days prior to the Release Date, and (ii) TBW shall, if the Release Date is prior to April 30, 2006, pay to Mr. Frungillo on the Release Date that amount which would otherwise have been paid to him as regular compensation under clause (i) of Section 3 of this Agreement had he remained as Executive Vice President and Chief Financial Officer of TBW through April 30, 2006, in addition to all other amounts which are due to him under this Agreement.

3. Compensation to Mr. Frungillo; Medical Benefits. For so long as he is employed as Executive Vice President and Chief Financial Officer of TBW, Mr. Frungillo shall be (i) paid at a rate of One Hundred Fifty Four Thousand Dollars ($154,000.00) per annum; (ii) granted such bonuses as are justified by his individual performance, and are consistent with the established compensation practices and financial performance of TBW; (iii) provided with full coverage under the employee health benefit plans and fringe benefit programs which are maintained by TBW under the same terms and conditions as are applied to the rank and file employees of TBW, as those terms and conditions may change from time to time, and (iv) provided with his present automobile allowance.

4. Supplementary Compensation to Mr. Frungillo. TBW shall pay to Mr. Frungillo the sum of One Hundred Fifty Four Thousand Dollars ($154,000) (the “Supplementary Compensation”) if, and only if, Mr. Frungillo either (i) resigns as Executive Vice President and Chief Financial Officer of TBW at any time on or after the Release Date; or (ii) is actually or constructively terminated by TBW without the existence of “Cause” at any time subsequent to the date of this Agreement (with such a resignation or termination being defined as a “Payment Event”). For purposes of the preceding sentence (a) “Cause” shall be defined as such term is defined in the Severance Agreement; and (b) Mr. Frungillo shall be deemed to have been constructively terminated by TBW if he resigns as a direct result of any material diminution or material adverse change in his title, job description, duties or responsibilities. The Supplementary Compensation shall be paid to Mr. Frungillo by check or electronic funds transfer within three (3) business days after effective date of the General Release which is required under Section 3 of the Severance Agreement with respect to the Payment Event.

4a. Disability. In the event that Mr. Frungillo dies or becomes disabled after the date of this Agreement but prior to the actual occurrence of a Payment Event, TBW shall pay to Mr. Frungillo or his testamentary estate, as the case may be, within twenty one (21) days of the date of his death or the date when he is determined to have become disabled under this Section 4a, all amounts which would otherwise have been due and payable to him if he had continued to serve as the Executive Vice President and Chief Financial Officer of TBW through April 30, 2006, and a Payment Event had occurred on that date. For purposes of the preceding sentence, Mr. Frungillo shall be deemed to have become disabled if, and only if, (i) the medical doctor whose name is listed first on the attached Exhibit 4a or, if that physician is unavailable, the first available listed alternative physician, or (ii) a specialist to whom Mr. Frungillo is referred by medical doctor designated under clause (i)conclusively determines after conducting a thorough examination and those further tests which are consistent with good medical practice that Mr. Frungillo suffers from a physical or mental condition that renders him incapable of serving as the Executive Vice President and Chief Financial Officer of TBW through June 30, 2006.

5. Additional Benefits upon a Payment Event. Upon and after the occurrence of a Payment Event, TBW shall:

(a)	For a period which begins on the occurrence of the Payment Event and ends on the earlier of (i) the final day of the eighteenth full calendar month after the occurrence of the Payment Event or (ii) the first day on which Mr. Frungillo is eligible to participate in the employee health benefit plan provided by the entity which first employs Mr. Frungillo subsequent to the occurrence of the Payment Event, defray the full cost under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) of Mr. Frungillo’s continued participation by his family and himself in the employee health benefit plan maintained by TBW; and

(b)

Tender a payment to Mr. Frungillo in exchange for the full, irrevocable relinquishment and cancellation of his vested, but unexercised, and unvested options for the purchase of common capital stock in TBW in an amount equal to the product of (a) the number of such options, and (b) the difference between (I) the product of (i) the exchange ratio which expresses each single share of TBW as being equivalent to a particular whole and fractional number of shares in Two River Community Bank, as actually and finally determined under the definitive agreement for the Combining Transaction and (ii) the Two River Average Price, and (II) the weighted average of the exercise price under all such stock options, which amount shall be paid to Mr. Frungillo by check or electronic funds transfer within three (3) business days after the occurrence of the Payment Event. For purposes of this Section 5(b), Two River Average Price means the average of the Volume Weighted Average Prices of Two River Common Stock for each of the 20 consecutive Trading Days immediately preceding the second Trading Day prior to the Closing Date, disregarding the highest and lowest Volume Weighted Average Prices during such period. A “Trading Day” is any calendar day on which financial markets are open for trading and shares of Two River Common Stock have been reported as traded by the OTC Bulletin Board. The date that is the second Trading Day prior to the Closing Date is referred to herein as the “Determination Date”. “Volume Weighted Average Price” means, for any Trading Day, the quotient obtained by dividing: (x) the aggregate purchase price for all of the shares of Two River Common Stock traded, by (y) the total number of shares of Two River Common Stock traded; determined with reference to the OTC Bulletin Board (as reported on the Yahoo Finance website at http://finance.yahoo.com, or if not reported thereby or if either of TBW or Two River Community Bank demonstrates that the information reported on such website is incorrect with respect to any particular day or days, as reported by any other authoritative source agreed upon by TBW and Two River Community Bank.

6. Covenant Not to compete. Mr. Frungillo agrees that for a period of twelve (12) months from the occurrence of a Payment Event, he shall not become employed or retained by, directly or indirectly, any bank or other regulated financial services institution with an office or operating branch in Middlesex County or Union County, New Jersey. Mr. Frungillo acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect TBW, and that TBW’s tender of performance under this Agreement is fair, adequate and valid consideration in exchange for his promises under this Paragraph 6 of this Agreement. Mr. Frungillo further acknowledges that his knowledge, skills and abilities are sufficient to permit him to earn a satisfactory livelihood without violating the provisions of this Paragraph 6.

7. Assignment. This Agreement is a personal services contract and may not be assigned or transferred by Mr. Frungillo at any time. However, Mr. Frungillo acknowledges and agrees that this Agreement may be freely assigned by TBW in its sole discretion and without the expressed or implied consent of Mr. Frungillo, and shall be deemed as legally assigned to, and inure to the benefit of, TBW’s successors and assigns without the execution of any further instrument.

8. Condition Precedent to Effectiveness of Agreement; Joinder by CPB. The consummation of the Combining Transaction shall be an unwaivable condition precedent to the effectiveness of this Agreement, and the obligations of TBW and Mr. Frungillo to tender performance under this Agreement. Upon the consummation of the Combining Transaction, CPB shall be deemed to be a party to this Agreement, shall be bound by its terms, and shall be entitled to directly enforce this Agreement.

9. Entire Agreement. This instrument contains the entire Agreement between TBW, CPB and Mr. Frungillo concerning its subject matter, and supersedes all prior or contemporaneous contracts, agreements, representations or understandings, whether written or oral. No provision of this Agreement may be changed, altered, modified or waived except (i) prior to the Combining Transaction, by a written agreement signed by Mr. Frungillo and TBW with the prior written consent of CPB, and (ii) subsequent to the Combining Transaction, by a written agreement signed by Mr. Frungillo, CPB and TBW.

10. Headings. The section headings contained herein have been inserted for convenience of reference only and shall not be used to interpret, construe or in any way affect the meaning or interpretation of the terms and provisions hereof.

11. Prior Agreements. This Agreement supercedes all prior agreements and understandings, both written and oral, between the Parties hereto with respect to its subject matter. This Agreement shall not, in any respect, supercede, diminish or otherwise affect the Severance Agreement, which Severance Agreement has been extended by the Board of Directors of TBW to March 31, 2006, and which shall remain fully enforceable in accordance with its terms, PROVIDED, HOWEVER, that the benefits paid to Mr. Frungillo under Section 5(a) of this Agreement shall be entirely in lieu of any obligation by TBW to fund COBRA payments under the Severance Agreement.

12. Notices. Any notice or other communication under this Agreement shall be in writing and shall be sent by certified or registered mail addressed to its intended recipient at its principal address, as set forth in the opening paragraph of this Agreement. Any such notice or other communication shall be deemed to have been given when deposited, postage pre-paid, in the United States mail.

IN WITNESS WHEREOF, Mr. Frungillo, CPB and TBW have executed this Agreement on the day and the year first above written.

ATTEST:	THE TOWN BANK

/s/ Frederick H. Kurtz	By:	/s/ Joseph O’Sullivan

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/ Michael W. Kostelnik, Jr.	By:	/s/ Barry B. Davall

WITNESS:

Joseph O’Sullivan	/s/ Nicholas A. Frungillo
Nicholas A. Frungillo

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